Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of July 22, 2009,

among

BRISTOL-MYERS SQUIBB COMPANY,

PUMA ACQUISITION CORPORATION

and

MEDAREX, INC.

TABLE OF CONTENTS

		Page

ARTICLE I

The Offer

SECTION 1.01.	The Offer	1
SECTION 1.02.	Company Actions	4
SECTION 1.03.	Top-Up Option	5

ARTICLE II

The Merger

SECTION 2.01.	The Merger	6
SECTION 2.02.	Closing	6
SECTION 2.03.	Effective Time of the Merger	6
SECTION 2.04.	Effects of the Merger	7
SECTION 2.05.	Certificate of Incorporation and By-laws	7
SECTION 2.06.	Directors	7
SECTION 2.07.	Officers	7

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 3.01.	Effect on Capital Stock	7
SECTION 3.02.	Exchange of Certificates	8

ARTICLE IV

Representations and Warranties

SECTION 4.01.	Representations and Warranties of the Company	10
SECTION 4.02.	Representations and Warranties of Parent and Sub	35

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.	Conduct of Business	38

SECTION 9.06.	Entire Agreement; No Third-Party Beneficiaries	65
SECTION 9.07.	Governing Law	65
SECTION 9.08.	Assignment	65
SECTION 9.09.	Consent to Jurisdiction; Service of Process; Venue	65
SECTION 9.10.	Waiver of Jury Trial	66
SECTION 9.11.	Enforcement	66
SECTION 9.12.	Consents and Approvals	66
SECTION 9.13.	Severability	66

EXHIBIT A	Conditions to the Offer
EXHIBIT B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

ANNEX I	Company Benefit Plan Matters

GLOSSARY

Term	Section
Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(b)
Adverse Recommendation Change Notice	5.02(b)
affiliate	9.03(a)
Agreement	Preamble
Arrangements	4.01(s)
beneficial ownership	9.03(b)
business day	9.03(c)
Certificate	3.01(c)
Certificate of Merger	2.03
Closing	2.02
Closing Date	2.02
Code	1.01(d)
Commonly Controlled Entity	4.01(m)(i)
Company	Preamble
Company Benefit Agreement	4.01(m)(i)
Company Benefit Plan	4.01(m)(i)
Company By-laws	4.01(a)
Company Certificate	2.05(a)
Company Common Stock	Recitals
Company Disclosure Schedule	4.01
Company Personnel	4.01(l)
Company Preferred Stock	4.01(c)(i)
Company Rights	4.01(c)(i)
Company RSUs	4.01(c)(ii)
Company SEC Documents	4.01(e)(i)
Company Stock Options	4.01(c)(ii)
Company Stock Plans	4.01(c)(ii)
Compensation and Organization Committee	4.01(s)
Confidentiality Agreement	1.02(c)
Continuing Employees	6.12(a)
Contract	4.01(d)(ii)
Convertible Notes	4.01(c)(ii)
Covered Intellectual Property Rights	4.01(p)(i)
Covered Securityholders	4.01(s)
Department of Treasury	2.03
Effective Time	2.03
Employment Compensation Arrangement	4.01(s)
Environmental Claim	4.01(k)(ii)
Environmental Law	4.01(k)(ii)
Environmental Permit	4.01(k)(ii)
ERISA	4.01(m)(i)
Event	9.03(g)

Exchange Act	1.01(a)
Expiration Date	Exhibit A
FDA	4.01(r)(iii)
Filed Company SEC Documents	4.01(e)(i)
GAAP	4.01(e)(i)
GFCO	1.01(a)
Governmental Entity	4.01(d)(iii)
Grant Date	4.01(c)(iv)
Hazardous Material	4.01(k)(ii)
Health Authorities	4.01(r)(iv)
Health Laws	4.01(r)(iv)
Holder	6.13(a)
HSR Act	4.01(d)(iii)
indebtedness	4.01(e)(i)
Indenture	6.13(a)
Independent Director	6.09(b)
Information Statement	4.01(d)(iii)
Intellectual Property Rights	4.01(p)(i)
Judgment	4.01(d)(ii)
knowledge	9.03(f)
Law	4.01(d)(ii)
Legal Restraints	7.01(b)
Liens	4.01(b)
Material Adverse Effect	9.03(g)
Material Contract	4.01(i)(B)
Medicines	4.01(r)(iv)
Merger	Recitals
Merger Consideration	3.01(c)
Minimum Tender Condition	Exhibit A
NASDAQ	1.03(a)
NJBCA	2.01
Offer	Recitals
Offer Closing	1.01(a)
Offer Closing Date	1.01(a)
Offer Conditions	1.01(a)
Offer Documents	1.01(b)
Offer Price	Recitals
Ordinary Course Agreements	4.01(p)(v)
Parent	Preamble
Parent Approval	4.02(b)(i)
Parent Benefit Plan	6.12(b)
Paying Agent	3.02(a)
Permits	4.01(j)
Permitted Liens	4.01(o)
person	9.03(h)
Proxy Statement	4.01(d)(iii)

v

Purchase Plan	4.01(c)(ii)
Release	4.01(k)(ii)
Representatives	5.02(a)
Rights Agreement	4.01(c)(i)
Schedule 14D-9	1.02(b)
SEC	1.01(a)
Securities Act	1.03(c)
Shareholder Approval	4.01(d)(i)
Shareholders Meeting	6.01(b)
Social Security Act	4.01(r)(i)
SOX	4.01(e)(i)
Specified Assets	6.03(a)
Specified Contracts	4.01(q)
Sub	Preamble
Subsidiary	9.03(i)
Superior Proposal	5.02(a)
Superior Proposal Notice	5.02(b)
Surviving Corporation	2.01
Tail Period	6.05(c)
Takeover Proposal	5.02(a)
tax returns	4.01(n)(xi)
taxes	4.01(n)(xi)
Termination Date	8.01(b)(i)
Termination Fee	6.06(b)
Top-Up Option	1.03(a)
Top-Up Shares	1.03(a)
Trustee	6.13(a)

AGREEMENT AND PLAN OF MERGER dated as of July 22, 2009 (this “Agreement”), by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Puma Acquisition Corporation, a New Jersey corporation and a wholly-owned subsidiary of Parent (“Sub”), and Medarex, Inc., a New Jersey corporation (the “Company”).

WHEREAS Parent is the beneficial owner of 2,879,223 shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), including the associated Company Rights, representing approximately 2.2% of the outstanding shares of Company Common Stock;

WHEREAS Parent desires to acquire the remaining outstanding shares of Company Common Stock, including the associated Company Rights, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS in furtherance of the acquisition of the remaining outstanding shares of Company Common Stock by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the remaining outstanding shares of Company Common Stock, including the associated Company Rights, for consideration of a price per share of Company Common Stock (including the associated Company Rights) of $16.00 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Boards of Directors of each of the Company and Sub have approved the merger of Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer

SECTION 1.01.  The Offer.  (a)  Subject to the terms of this Agreement, as promptly as practicable (but in no event later than seven business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer.

The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”).  The initial expiration date of the Offer shall be midnight, New York City time, on the 20th business day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act).  Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Company Common Stock, (v) except as otherwise provided in this Section 1.01(a), extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Common Stock.  Notwithstanding anything in this Agreement to the contrary, Sub may, in its sole discretion, without consent of the Company, (A) without limiting Parent’s or Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties hereto may agree) each, if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall have occurred and be continuing, until such time as such condition or conditions shall no longer exist, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer and (C) if Parent determines in good faith that a filing with the German Federal Cartel Office (the “GFCO”) is required in connection with the Offer or the Merger, extend the Offer on one or more occasions, in increments of up to five business days (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 25 business days, until the waiting period required by the GFCO (and any extension thereof) has been terminated or has expired.  Parent and Sub agree that, to the extent requested in writing by the Company prior to any then-scheduled expiration date of the Offer, Sub shall (and Parent shall cause Sub to) (A) if any of the Offer Conditions set forth in clause (ii) of Exhibit A or in paragraph (a), (b) or (d)(2) of clause (iii) of Exhibit A shall have occurred and be continuing on such then-scheduled expiration date (and have not been waived by Sub), and provided that it is reasonably expected that such condition or conditions shall cease to exist prior to the Termination Date, extend the Offer on one or more occasions, in consecutive increments of up to five business days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions no longer exist and (B) if any of the Minimum Tender Condition or the Offer Conditions set forth in paragraph (d) (other than paragraph (d)(2)) or (e) of clause (iii) of Exhibit A shall have occurred and be continuing on such then-scheduled expiration date (and have not been waived by Sub), but all the other Offer Conditions set forth in Exhibit A shall not have occurred and be continuing on such then-scheduled expiration date, extend the Offer on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 20 business days.  On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 1.01(d)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration date of the Offer (as it may be extended and re-extended in accordance with this Section 1.01(a)).  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.  Sub expressly reserves the right, in its sole discretion, to extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing, and the Offer Documents may, in Sub’s sole discretion, provide for such a reservation of right.   The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.01(a)), unless this Agreement is validly terminated in accordance with Article VIII.  If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 8.01, prior to the acceptance for payment of Company Common Stock tendered in the Offer, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered Company Common Stock to the registered holders thereof.  Nothing contained in this Section 1.01(a) shall affect any termination rights in Article VIII.

(b)  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO filed under cover of Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Each of Parent, Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws.  Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Sub shall give reasonable consideration to any such comments.

(c)  Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(d)  Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Law.  To the extent that amounts are so withheld and paid over by Sub to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub.

SECTION 1.02.  Company Actions.  (a)  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b)  On or as promptly as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the recommendation described in Section 4.01(d)(i) and shall mail the Schedule 14D-9 to the shareholders of the Company.  Parent and Sub shall promptly furnish to the Company all information concerning Parent and Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent and Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by applicable Federal securities Laws.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments.  The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company contained in the Schedule 14D-9.

(c)  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreement dated June 2, 2009 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession or control.

SECTION 1.03.  Top-Up Option.  (a)  The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding), (ii) the issuance of the Top-Up Shares shall not require approval of the Company’s shareholders under applicable Law (including the rules of The NASDAQ Stock Market LLC (“NASDAQ”)) and (iii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Judgment.  The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.  The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the condition that no Legal Restraint that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect.

(b)  The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  In the event Sub wishes to exercise the Top-Up Option, Sub shall give the Company at least three business days prior written notice, specifying (i) the number of shares of the Company Common Stock owned by Parent and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Sub to the Company therefor shall be paid to the Company (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by Sub to the Company of a promissory note on terms reasonably satisfactory to the Company.

(c)  Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Sub hereby represents and warrants to the Company that Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)).

ARTICLE II

The Merger

SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the “NJBCA”), Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02.  Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.03.  Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the

Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the Parent and, to the extent applicable, the Company, in accordance with the relevant provisions of the NJBCA and shall be filed by Parent with the Department of Treasury of the State of New Jersey (the “Department of Treasury”).  The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Department of Treasury or at such subsequent date and time, not to exceed 90 days after the date of filing the Certificate of Merger, as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 2.04.  Effects of the Merger.  The Merger shall have the effects specified in the NJBCA, including as set forth in Section 14A:10-6 thereof.

SECTION 2.05.  Certificate of Incorporation and By-laws.  (a)  The Certificate of Incorporation of the Company, as heretofore amended (the “Company Certificate”), shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.07.  Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange
of Certificates

SECTION 3.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, or the holder of any shares of capital stock of Parent or Sub:

(a)  Capital Stock of Sub.  Each share of common stock of Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”).  At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)  Adjustment Events.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Offer Price and the Merger Consideration (as applicable) payable per share of Company Common Stock shall be adjusted to the extent appropriate to fairly reflect the effects of such transaction.

SECTION 3.02.  Exchange of Certificates.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”).  At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.02(g).

(b)  Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

(d)  No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to the date which is one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)  Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)  Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)  Termination of Fund.  At any time following the date which is six months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 3.02(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

ARTICLE IV

Representations and Warranties

SECTION 4.01.  Representations and Warranties of the Company.  Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section of such disclosure schedule shall be deemed to apply to each other Section or subsection thereof or hereof to the extent the applicability of such information to such other Section or subsection is reasonably apparent from the text of the disclosure made) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Corporate Power.  The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and each of the Company and its

Subsidiaries has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to be in good standing (except with respect to the Company), have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and its By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.  The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of, and resolutions approved and adopted at, all meetings of the shareholders of the Company and each of its Subsidiaries, the Boards of Directors of the Company and each of its Subsidiaries and the committees of each of such Boards of Directors, in each case held since January 1, 2007 and prior to the date hereof, except for that portion of any minutes that discuss the Merger or the other transactions contemplated by this Agreement or any current or prior alternatives thereto considered by the Board of Directors of the Company or any such committee thereof.

(b)  Subsidiaries.  Section 4.01(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business.  All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

(c)  Capital Structure.  (i)  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”), of which 250,000 shares of Company Preferred Stock were designated by the Board of Directors of the Company as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the “Company Rights”) under the Rights Agreement dated as of May 23, 2001, between the Company and Continental Stock Transfer & Trust Company, as amended by the Amendment to Rights Agreement dated as of November 6, 2007 (as amended, the “Rights Agreement”).

(ii)  At the close of business on July 21, 2009, (A) 128,952,242 shares of Company Common Stock were issued and 128,918,402 shares of Company Common Stock were issued and outstanding, (B) 33,840 shares of Company Common Stock were held by the Company in its treasury, (C) 10,936,935 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2.25% Convertible Senior Notes due May 15, 2011 (the “Convertible Notes”), (D) 30,106,413 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2005 Equity Incentive Plan, 2004 New Employee Stock Option Plan, 2002 New Employee Stock Option Plan, 2001 Stock Option Plan, 2001 Non-Director/Officer Employee Stock Option Plan, 2000 Stock Option Plan, 2000 Non-Director/Officer Employee Stock Option Plan, 1999 Stock Option Plan and 1997 Stock Option Plan (such plans, together with the Company’s 2002 Employee Stock Purchase Plan (the “Purchase Plan”), the “Company Stock Plans”), of which 20,218,799 shares of Company Common Stock were subject to outstanding options (other than purchase rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”) and 932,248 shares of Company Common Stock were subject to outstanding restricted stock units with respect to Company Common Stock (the “Company RSUs”), (E) 8,955,366 shares of Company Common Stock were reserved and available for issuance pursuant to the Purchase Plan and (F) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares.

(iii)  Since the close of business on July 21, 2009 until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock (including the associated Company Rights) pursuant to the conversion of the Convertible Notes, the exercise of Company Stock Options and purchase rights under the Purchase Plan and the settlement of Company RSUs, in each case outstanding as of the close of business on July 21, 2009, and only in accordance with their terms as in effect on such date, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than purchase rights under the Purchase Plan and Company Rights.

(iv)  There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer imposed by the Company, and all outstanding Company Stock Options and Company RSUs have been granted under the Company Stock Plans.  All grants under the Company Stock Plans of Company Stock Options and Company RSUs were accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ, and the per share exercise price of each Company Stock Option was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Options prior to, or otherwise knowingly coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.  Other than the Company Stock Plans, there is no plan, contract, agreement or arrangement providing for the grant of options to acquire shares of Company Common Stock by the Company or any of its Subsidiaries.  All Company Stock Options and Company RSUs that are outstanding as of the date hereof are evidenced by stock option agreements, restricted stock unit agreements or other award agreements, in each case substantially in the forms made available to Parent prior to the date hereof, except that the forms of such agreements differ with respect to the number of Company Stock Options, Company RSUs or shares covered thereby, the exercise price (if applicable), vesting schedule and expiration date applicable thereto and other similar terms; provided that no stock option agreement, restricted stock unit agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms.

(v)  As of the close of business on July 21, 2009, there were outstanding Company Stock Options to purchase 18,571,605 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $8.07 per share.  As of the close of business on July 21, 2009, approximately 9,151 shares of Company Common Stock were subject to outstanding purchase rights under the Purchase Plan based on payroll information for the period ended July 10, 2009 (assuming the fair market value per share of Company Common Stock determined in accordance with the terms of the Purchase Plan on the last day of the offering period in effect under the Purchase Plan on the date hereof will be equal to the Merger Consideration and that payroll deductions continue at the current rate).  Each Company Stock Option and each Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a)(i) or 6.04(a)(ii), as applicable, and all rights to purchase shares of Company Common Stock under the Purchase Plan may, by their terms, be treated in accordance with Section 6.04(a)(iii).  No holder of a Company Stock Option or Company RSU or right to purchase shares of Company Common Stock under the Purchase Plan that is outstanding at the Effective Time is entitled, at the Effective Time, to any treatment of such Company Stock Option or Company RSU or right to purchase shares of Company Common Stock under the Purchase Plan other than as provided in Section 6.04(a), and after the Effective Time no holder of a Company Stock Option or Company RSU or right to purchase shares of Company Common Stock under the Purchase Plan (or former such holder) shall have the right to acquire any capital stock of the Company or any other equity interest therein.

(vi)  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Convertible Notes, the Company Stock Options, the Company RSUs or purchase rights under the Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company are entitled to vote.  Except as set forth above in Section 4.01(b) or this Section 4.01(c), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are linked to the value of the Company Common Stock or the value of the Company, any of its Subsidiaries or any part thereof and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options and Company RSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the tax withholding obligations of holders of Company Stock Options and Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement).  Neither the Company nor any of its Subsidiaries is a party to any voting or other agreement with respect to the voting of any such securities and, to the knowledge of the Company, as of the date hereof, there are no irrevocable proxies and no voting agreements with respect to any such securities.

(d)  Authority; Noncontravention.  (i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to the affirmative vote of a majority of the outstanding shares of the Company Common Stock cast in favor of approving this Agreement (the “Shareholder Approval”), and to comply with the provisions of and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Shareholder Approval, or to comply with the provisions of and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the shareholders of the Company that are unaffiliated with Parent that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s shareholders that are unaffiliated with Parent and (iv) recommending that the Company’s shareholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, approve this Agreement, which resolutions, except to the extent permitted by Section 5.02, have not been rescinded, modified or withdrawn in any way.  The Company and its Board of Directors have amended the Rights Agreement (subject only to execution by Continental Stock Transfer & Trust Company, as Rights Agent to the Rights Agreement, which the Company shall cause to take place as soon as practicable, but in no event later than two days after the date hereof) and otherwise have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an “Acquiring Person” (as defined in the Rights Agreement) by reason of this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement, (B) a “Distribution Date” (as defined in the Rights Agreement) shall not occur, and the Company Rights to purchase Series A Junior Participating Preferred Stock shall not become exercisable, by reason of this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement and (C) the Company Rights shall expire, and the “Final Expiration Date” (as defined in the Rights Agreement) shall occur, immediately prior to the Offer Closing.

(ii)  The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject (i) in the case of the Merger, if required by applicable Law, to obtaining the Shareholder Approval and (ii) to the governmental filings and the other matters referred to in Section 4.01(d)(iii) below, any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii)  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable Law, a proxy statement relating to the approval by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (D) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (3) any required applications and filings with, or approvals from, the New Jersey Department of Environmental Protection in order to timely comply with the New Jersey Industrial Site Recovery Act and the regulations promulgated thereunder, (4) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings required under the rules and regulations of NASDAQ and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e)  Company SEC Documents.  (i)  The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including January 1, 2007, under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document filed or furnished to the SEC on or after January 1, 2009 has been revised, amended, supplemented or superseded by a later Filed Company SEC Document, neither the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, nor any other Company SEC Document filed with or furnished to the SEC on or after January 1, 2009 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which, individually or in the aggregate, would require an amendment, supplement or corrective filing to any such Company SEC Document.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2006 (excluding all letters received from the SEC indicating that the SEC would not be reviewing any registration statement filed with the SEC by the Company) and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, the Company has not received any written notification of, and to the knowledge of the Company there are no, outstanding or unresolved comments in such comment letters received by the Company from the SEC.  The Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as disclosed in the most recent audited financial statements (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its

Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.  Except as disclosed in the most recent audited financial statements (including the notes thereto) included in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, “indebtedness”), and no indebtedness is subject to, or secured by, any Liens.

(ii)  Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made.  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act and such system is designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (B) that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company.  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and its Subsidiaries is communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company.

(iii)  Since January 1, 2007, the Company has not received any oral or written notification of any “material weakness” in the Company’s internal control over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company, other than, in the case of any “significant deficiencies”, any such deficiency which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(iv)  (A) The Company has not received any written notification of, and to the knowledge of the Company there are no, pending (1) formal or informal investigations of the Company by the SEC or (2) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board and (B) there are no pending investigations by the Audit Committee of the Board of Directors of the Company regarding any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(f)  Information Supplied.  None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the Company’s shareholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference therein.  The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)  Absence of Certain Changes or Events.  Between December 31, 2008 and the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any change, development, event or condition arising in such period that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and during such period there has not been any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to the second sentence of Section 5.01(a) of this Agreement.

(h)  Litigation.  Except as disclosed in the Filed Company SEC Documents, (A) there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, (B) there is no Judgment outstanding against the Company or any of its Subsidiaries or any of their respective assets, and (C) the Company has not received any written notification of, and to the knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective assets that, in the case of each of clauses (A), (B) and (C), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i)  Contracts.  (A)  Except for Contracts that are filed as an exhibit to a Filed Company SEC Document, Section 4.01(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.01(i)(A) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i) each Contract to which the Company or any of its Subsidiaries is a party that restricts the ability of the Company or any of its Subsidiaries to (A) compete with any person in any area or (B) engage in any activity or business in connection with the Covered Products or the Covered Platforms;

(ii) each Contract to which the Company or any of its Subsidiaries is a party (x) providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way with respect to the research, development, testing, distribution, sale, supply, license, marketing, promotion, co-promotion or manufacturing of the Covered Products or Covered Platforms or (y) which after the Effective Time would restrict Parent or any of its Subsidiaries in any material respect with respect to the products of Parent or any of its Subsidiaries that have been commercialized or are in Phase II or Phase III clinical development (or the foreign equivalent thereof) in the United States or any foreign jurisdiction with respect to any clinical indication of such product;

(iii) each Contract to which the Company or any of its Subsidiaries is a party granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies or apply to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation;

(iv) each Contract to which the Company or any of its Subsidiaries is a party containing any “non-solicitation”, “no-hire” or similar provision, in each case, which provision (1) restricts the Company or any of its Subsidiaries in soliciting, hiring, engaging, retaining or employing current or former employees of, or providers of material services to, any of the entities set forth in Section 4.01(i)(A)(iv)(x) of the Company Disclosure Schedule or (2) restricts the Company or any of its Subsidiaries in any other material respect;

(v) each Contract to which the Company or any of its Subsidiaries is a party with any beneficial owner of any shares of Company Common Stock, or securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any shares of Company Common Stock, (1) where such Contract provides for consideration payable to such beneficial owner or any of its affiliates as a result of the tender of the shares of Company Common Stock beneficially owned by such beneficial owner in the Offer or (2) where the amount payable under such Contract is calculated based on the number of shares of Company Common Stock tendered, or to be tendered, in the Offer by such beneficial owner;

(vi) each Contract to which the Company or any of its Subsidiaries is a party containing any standstill provisions which in any respect limits (1) the ability of any person to acquire the securities or assets of the Company or any of its Subsidiaries or (2) the ability of the Company or any of its Subsidiaries to acquire the securities or assets of any person; and

(vii) except for the Contracts described above, each material Contract to which the Company or any of its Subsidiaries is a party not made in the ordinary course of business consistent with past practice.

(B)  The Company has made available to Parent a complete and correct copy of each of the Contracts referred to in Sections 4.01(i)(A), 4.01(p)(v) and 4.01(q).  Except as disclosed in the Filed Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 4.01(i), 4.01(p)(i)(v) or 4.01(q) of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is in full force and effect (except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder, and there has occurred no event giving to others (with or without notice or lapse of time, or both) any right of termination, amendment or cancellation of any Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(j)  Permits; Compliance with Laws.  Except as disclosed in the Filed Company SEC Documents, (i) the Company and its Subsidiaries have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company or its Subsidiaries the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity, including all Health Authority requirements under Health Laws, (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets, to conduct research and development, and to carry on their businesses as currently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii)  each of the Company and its Subsidiaries is, and since January 1, 2006 has been, in compliance in all material respects with the terms of its Permits and all applicable Laws and Judgments, (iii) neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2006 from any Governmental Entity or employee, licensee, licensor, vendor or supplier of the Company or any of its Subsidiaries that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit and (iv) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.  This Section 4.01(j) does not relate to environmental matters, labor relations matters, employee benefits matters, tax matters or regulatory compliance matters to the extent such matters and their compliance with specific Laws, Judgments or Permits are the subjects of Sections 4.01(k), 4.01(l), 4.01(m), 4.01(n) or 4.01(r), respectively.

(k)  Environmental Matters.  (i)  Except as disclosed in the Filed Company SEC Documents, (A) the assets, properties, businesses and operations of each of the Company and its Subsidiaries are, and for the past seven years have been, in compliance in all material respects with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit, (B) each of the Company and its Subsidiaries has obtained and is, and for the past seven years has been, operating in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are currently in effect, and neither the Company nor any of its Subsidiaries has been notified in writing of any material adverse change in the terms and conditions of such Environmental Permits and (C) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective predecessors.  There has been no Release of any Hazardous Material at, on, in, under, to or from any property or facility currently or formerly owned, leased, operated or used (including any third party disposal or recycling locations) by the Company or any of its Subsidiaries that would reasonably be expected to result in liability, or any material obligation or loss, under any Environmental Law for the Company or any of its Subsidiaries or for any person whose liabilities the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.  To the knowledge of the Company, there are no facts, circumstances or conditions with respect to any of the current or former assets, properties, businesses or operations of the Company or its Subsidiaries that have resulted, or would reasonably be expected to result, in a material violation of, or material liability under, any Environmental Law.

(ii) The term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request or, to the knowledge of the Company, investigation by or from any Governmental Entity or any other person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.  The term “Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses.  The term “Environmental Law” means any Law, Judgment or legally binding Contract relating to pollution, contamination or cleanup, or protection or restoration of the environment or natural resources, or human health as it relates to the environment.  The term “Hazardous Material” means any (a) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal or medical waste, (b) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (c) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated under any Environmental Law.  The term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(l)  Labor Relations.  There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or any such Subsidiary.  Since January 1, 2006, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts, strikes, work stoppages, slowdowns or lockouts.  There is no unfair labor practice charge or complaint or other proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Entity.  Except as disclosed in the Filed Company SEC Documents, the Company is, and has been, in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  The Company does not have and is not reasonably likely to incur any material liability under the Worker Adjustment and Retraining Notification Act of 1988.  No current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (each, a “Company Personnel”) is primarily based outside of the United States.

(m)  Employee Benefits.  (i)  Section 4.01(m)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each material (A) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any Company Personnel (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”).  Section 4.01(m)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”). With respect to each Company Benefit Plan and Company Benefit

Agreement, in existence in written form, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable and (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable.  There are no material, unwritten Company Benefit Plans or Company Benefit Agreements.

(ii)  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (A) other than as disclosed in the Filed Company SEC Documents, (x) each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (y) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters and (z) none of the Company or any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement, (B) none of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of penalties pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code and (C) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan).

(iii)  None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction.  No

Company Benefit Plan or Company Benefit Agreement provides material health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws) and no circumstances exist that would reasonably be expected by the Company to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefit, other than applicable Law.

(iv)  Except as disclosed in the Filed Company SEC Documents, none of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.

(v)  The Company has made available to Parent a complete and accurate copy of a list setting forth each of the 25 highest-paid employees of the Company,  such person’s name, title, Form W-2 compensation data for the last five completed calendar years and date of hire.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and excluding the individuals in Section 4.01(m)(v)(1) of the Company Disclosure Schedule, no amount or other entitlement that could reasonably be expected to be received as a result of the execution and delivery of this Agreement, the obtaining of the Shareholder Approval or the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any employee of the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(n)  Taxes.  (i)  All material tax returns required to be filed by the Company or its Subsidiaries have been timely filed (taking into account applicable extensions), and all such tax returns were complete and accurate in all material respects.  All material taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such taxes were shown as due and payable on any tax returns) or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.

(ii)  Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns other than a group of which the Company is the common parent.  Neither the Company nor any of its Subsidiaries has any actual or potential material liability for any taxes of any person other than the Company or any of its Subsidiaries (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law), (B) as a transferee or successor, (C) pursuant to any contractual obligation or (D) otherwise.

(iii)  The Company and its Subsidiaries have complied in all material respects with all rules and regulations relating to tax information reporting and the payment and withholding of taxes.

(iv)  No audit or other proceeding with respect to taxes due from the Company or any of its Subsidiaries, or any tax return of the Company or any of its Subsidiaries, is pending, being conducted or, to the knowledge of the Company, threatened by any Governmental Entity.  Each assessed deficiency resulting from any audit or other proceeding with respect to taxes by any Governmental Entity has been timely paid and fully satisfied, and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries.

(v)  No extension of the statute of limitations on the assessment or collection of any taxes has been granted by the Company or any of its Subsidiaries and is currently in effect.

(vi)  Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a change of an accounting method.

(vii)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(viii)  Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” for purposes of Section 6111 of the Code and applicable U.S. Treasury Regulations thereunder (or any other comparable or similar Law).

(ix)  No material Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.

(x)  Section 4.01(n)(x) of the Company Disclosure Schedule sets forth in complete and accurate detail the following information with respect to the Company and each of its Subsidiaries of which the Company has knowledge as of the most recent practicable date:  (i) the amount of any net operating losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions of the Company or any of its Subsidiaries for U.S. Federal income tax, alternative minimum tax or any other tax purposes (including dates of expiration of such items, any known limitations on such items and all Schedules M-I and M-3 prepared or filed by the Company or any of its Subsidiaries); (ii) the amount of any deferred gain or loss of the Company or any of its Subsidiaries arising out of any deferred intercompany transactions (as described in U.S. Treasury Regulation Section 1.1502-13(b)(1)); and (iii) each tax exposure that the Company or any of its Subsidiaries has recognized in accordance with Financial Accounting Standards Board Interpretation (FIN) No. 48 (or other comparable or similar Law) or would be required to recognize but for any valuation allowance on the financial statements of the Company attributable to the items specified in (i) above.

(xi)  For purposes of this Agreement, (A) “taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (B) “tax returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity in connection with taxes.

(o)  Title to Properties.  Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted.  All such properties and such other tangible assets, other than properties and other tangible assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for (1) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (2) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (3) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (4) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (5) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”).

(p)  Intellectual Property.  (i) Each of the Company and its Subsidiaries owns, or is licensed or otherwise has the right to use all patents, patent applications, trademarks, trade dress, trade names, domain names, service marks, copyrights, inventions, trade secrets, technical know-how, proprietary data in new drug applications, clinical trial data and other proprietary intellectual property rights, but excluding any commercial off-the-shelf software and any intellectual property licensed pursuant to a click-wrap or shrink-wrap agreement (collectively, the “Intellectual Property Rights”) used, or to the knowledge of the Company, intended to be used by the Company or any of its Subsidiaries in the research, development, clinical testing, license or manufacturing of any Covered Product or Covered Platform or that are otherwise material to the conduct of the business of the Company or any of the Subsidiaries with respect to the Covered Products and Covered Platforms as such business is currently conducted with respect to such Covered Products and Covered Platforms, and, to the knowledge of the Company, as such business is currently proposed to be conducted, including with respect to the commercialization of such Covered Products and Covered Platforms, in each case, by the Company or any of its Subsidiaries (such Intellectual Property Rights with respect to the Covered Products and Covered Platforms, the “Covered Intellectual Property Rights”), except for those failures to so own, license or otherwise have the right to use, that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)           To the knowledge of the Company, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has infringed, has been accused of infringing or is infringing, in each case with respect to a Covered Product or Covered Platform, or, upon commercialization of any Covered Product or Covered Platform by the Company or any of its Subsidiaries as currently contemplated by the Company, will infringe the valid and enforceable claim of any patent of any person that has issued as of the date hereof.  To the knowledge of the Company (but without any duty of inquiry), no person has infringed, has been accused of infringing, is infringing or, upon commercialization of any product, product candidate or compound, will infringe the material Covered Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(iii)          Except as disclosed in the Filed Company SEC Documents, no material claims, cancellations, oppositions, interferences, reissuances, reexaminations, declaratory judgment or other proceedings are pending or, to the knowledge of the Company, threatened, in each case, against the Company or any of its Subsidiaries with regard to the ownership or license rights of the Company or any of its Subsidiaries in any of their respective Covered Intellectual Property Rights (including all such Covered Intellectual Property Rights listed in Section 4.01(p)(iv) of the Company Disclosure Schedule) or the validity or enforceability thereof.

(iv)          Section 4.01(p)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material (A) patents and applications therefor comprising Covered Intellectual Property Rights that are owned (wholly or jointly) by or exclusively licensed to the Company or any of its Subsidiaries and (B) registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), in each case, comprising Covered Intellectual Property Rights, that are owned (wholly or jointly) by or licensed to the Company or any of its Subsidiaries.

(v)           Section 4.01(p)(v) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all options, licenses and other similar types of agreements granting rights to material Covered Intellectual Property Rights that are granted (i) to the Company or any of its Subsidiaries (other than employee intellectual property assignment agreements and other similar employee agreements) or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments), in each case, other than non-disclosure or confidentiality agreements, material transfer agreements, evaluation agreements and consulting agreements, in each case, entered into by the Company or any of its Subsidiaries in the ordinary course of business (which shall not include the grant of any right to commercialize, or of any restriction on the right of the Company and its Subsidiaries to commercialize, such Covered Intellectual Property Rights or any Covered Product (collectively, “Ordinary Course Agreements”).  All material obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries in connection with such options, licenses or other similar types of agreements set forth on Section 4.01(p)(v) of the Company Disclosure Schedule have been satisfied in a timely manner.

(vi)          The Company and its Subsidiaries have used commercially reasonable efforts and taken commercially reasonable steps to maintain their trade secrets in confidence, including the development of a policy reasonably designed for the protection of such trade secrets and other confidential intellectual property requiring all employees of the Company and its Subsidiaries, licensees, contractors and other third persons with access to such trade secrets and such other confidential intellectual property to execute confidentiality agreements with respect to the confidentiality and use of such trade secrets and such other confidential intellectual property developed for or obtained from the Company or any of its Subsidiaries, except in each case, for any failures to use commercially reasonable efforts, to take commercially reasonable steps, or to obtain any such agreements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Company, no person has misappropriated or been accused by the Company or any of its Subsidiaries of misappropriating any of the Company’s or its Subsidiaries’ owned or exclusively licensed trade secrets in any material manner.

(vii)         Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights, other than the Covered Intellectual Property Rights, used or held for use in the conduct of the business of the Company and its Subsidiaries as presently conducted, in each case free and clear of all Liens other than Permitted Liens, (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, has been accused of infringing or is infringing the valid rights of any person with regard to any Intellectual Property Right (other than any Covered Intellectual Property Right and other than with respect to any Covered Product or Covered Platform) and (iii) except as disclosed in the Filed Company SEC Documents, no claims or proceedings are pending or, to the knowledge of the Company, threatened, in each case, against the Company or any of its Subsidiaries with regard to the ownership or license rights of the Company or any of its Subsidiaries in any of their respective Intellectual Property Rights (other than any Covered Intellectual Property Rights) or the validity or enforceability thereof.

(q)  Research, Development, Distribution, Marketing and Manufacturing Agreements.  Section 4.01(q) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party for the research, development, testing, distribution, sale, supply, license, marketing, promotion, co-promotion, manufacturing or other research, development or commercial activities by the Company or any of its Subsidiaries or by any third party that are (x) material to any Covered Product or Covered Platform or any commercialized product of the Company or any of its Subsidiaries, (y) material to the pre-clinical product pipeline, in the aggregate, of the Company and its Subsidiaries or (z) material to any Covered Intellectual Property Right (collectively, all such Contracts, the “Specified Contracts”).  The Company has made available to Parent prior to the date of this Agreement a complete and accurate copy of each Specified Contract.

(r)  Regulatory Compliance.  (i)  Except as disclosed in the Filed Company SEC Documents, (A) each Medicine that is or has been researched, developed, manufactured, supplied, promoted, co-promoted, tested, distributed, marketed, commercialized or sold by or on behalf of the Company or any of its Subsidiaries is in compliance in all material respects with all applicable Health Laws, (B) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any partner or other third party which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license to develop, market or sell any Medicine of the Company or any of its Subsidiaries has received any written notice or other communication from any Health Authority (x) withdrawing or placing on “clinical hold” any Medicine of the Company or any of its Subsidiaries or (y) alleging any material violation of any Health Law and (C) to the knowledge of the Company, there are no investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (a) Health Laws, (b) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws or (c) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information.

(ii)   Complete and accurate copies of all material scientific and clinical data of the Company or any of its Subsidiaries and all material written correspondence with all Health Authorities with respect to each Medicine of the Company or any of its Subsidiaries have been made available to Parent.

(iii)  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Health Authority or any other Governmental Entity to invoke the U.S. Food and Drug Administration (the “FDA”) policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Laws.

(iv)  For purposes of this Agreement, (x) the term “Health Laws” shall mean any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, as amended, their associated rules and regulations promulgated thereunder and all of their foreign equivalents, (y) the term “Health Authorities” shall mean the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies, and (z) the term “Medicines” shall mean all medicinal products regulated by Health Authorities with respect to which an investigational new drug application (or the foreign equivalent thereof) for authorization to commence human clinical trials has been filed with the FDA (or foreign equivalent thereof) and the Covered Products.

(s)  Rule 14d-10 Matters.  All amounts payable to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Benefit Plans and the Company Benefit Agreements (collectively, the “Arrangements”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Compensation and Organization Committee of the Board of Directors of the Company (the “Compensation and Organization Committee”) (each member of which the Board of Directors of the Company determined is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15) and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation and Organization Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Stock Plan, (2) the treatment of the Company Stock Options, Company RSUs and rights to purchase shares of Company Common Stock under the Purchase Plan in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.05 of this Agreement and (4) each other

Company Benefit Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

(t)  State Takeover Statutes.  Assuming the accuracy of the representation and warranty contained in Section 4.02(f), no state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.  The resolutions adopted by the Board of Directors of the Company referenced in Section 4.01(d)(i) of this Agreement are sufficient to render inapplicable to Sub, this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations set forth in Sections 14A:10A-4 and -5 of the NJBCA.

(u)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than Goldman, Sachs & Co.), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.  The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(v)  Opinion of Financial Advisor.  The Company has received the opinion of Goldman, Sachs & Co. in customary form to the effect that, as of the date thereof, and based upon and subject to customary qualifications and assumptions set forth therein, each of the Offer Consideration and the Merger Consideration to be paid to the holders (other than Parent and its Subsidiaries) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a written copy of which opinion will be delivered to Parent promptly following the date hereof.

SECTION 4.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a)  Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

(b)  Authority; Noncontravention.  (i)  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger if required by applicable Law, to the affirmative vote of Parent as the sole shareholder of Sub in favor of approving this Agreement, or if not so required, to the taking by Parent of such action as is necessary to cause the Merger to become effective in accordance with Section 14A:10-5.1 of the NJBCA (collectively, the “Parent Approval”), and to comply with the provisions of this Agreement.  The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Parent Approval, or to comply with the provisions of this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms.

(ii)  The execution and delivery of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Amended and Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in Section 4.02(b)(iii) below, any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (x), (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement.

(iii)  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of the Offer Documents, (3) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (4) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

(c)  Information Supplied.  None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) will, (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company’s shareholders or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

(d)  Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(e)  Sufficiency of Funds.  Parent has sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and to pay the Merger Consideration, as the case may be.

(f)  Company Stock.  Except as set forth in the Preamble hereto, neither Parent nor Sub has beneficial ownership of any Company Common Stock or other securities of the Company or any of its Subsidiaries.  Neither Parent nor Sub is, or at any time has been, an “interested stockholder” of the Company or an “affiliate”

or “associate” of an “interested stockholder,” as those terms are defined in Section 14A:10A-3 of the NJBCA (other than as contemplated by this Agreement).

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and other employees and to preserve their assets and their relationships with licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and Permits.  Further, during the period from the date of this Agreement to the Effective Time, except (1) with the prior written consent of Parent, (2) as may be required by applicable Law (including the rules of NASDAQ) (provided that (A) the Company shall, prior to taking any action pursuant to this clause (2) that would otherwise be prohibited under this Section 5.01(a), provide Parent with written notice of such action and (B) no action shall be taken pursuant to this clause (2) with respect to Section 5.01(a)(xv)), (3) as specifically contemplated by this Agreement or (4) as set forth in Section 5.01(a) of the Company Disclosure Schedule (with specific reference to the subsection of this Section 5.01(a) to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock Options and Company RSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the tax withholding obligations of holders of Company Stock Options and Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries;

(ii)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue shares of Company Common Stock (including the associated Company Rights) pursuant to the conversion of the Convertible Notes, the exercise of Company Stock Options and rights under the Purchase Plan or the settlement of Company RSUs, in each case outstanding on the date of this Agreement and only in accordance with their terms as in effect on the date of this Agreement;

(iii)  amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any person or business or division thereof or (B) any other assets other than raw materials, laboratory supplies and other assets that are not material acquired in the ordinary course of business consistent with past practice;

(v)  sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities or Intellectual Property Rights), except for obsolete equipment in the ordinary course of business consistent with past practice and for Permitted Liens;

(vi)  (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, other than short-term borrowings incurred in the ordinary course of business consistent with past practice to finance the Company’s and its Subsidiaries’ working capital needs, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, and except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

(vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that are in excess of the budgeted amounts specified on Section 5.01(a)(vii) of the Company Disclosure Schedule;

(viii)  (A) pay, discharge, settle or satisfy any claims (including any claims of shareholders and any shareholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, other than the fees and expenses of Goldman, Sachs & Co. pursuant to the terms of the engagement letter delivered to Parent pursuant to Section 4.01(u), the reasonable fees and expenses of the other advisors named on Section 4.01(u) of the Company Disclosure Schedule, and other transaction costs related to this Agreement and the transactions contemplated hereunder, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

(ix)   enter into any Material Contract, modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract;

(x)   except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (or the administration thereof) is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement or as specifically required pursuant to this Agreement (and, in each case, in compliance with Section 6.10), (A) adopt, enter into, establish, terminate, amend or modify any Company Benefit Plan or, except in connection with any new hires permitted under clause (I) below, Company Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, other than in connection with new hires permitted under clause (I) below or promotions, (C) pay or provide to any Company Personnel any compensation or benefit, other than the payment of base cash compensation in the ordinary course of business consistent with past practice or in connection with new hires permitted under clause (I) below or promotions, (D) grant or amend any awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, (G) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (H) make any material determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent with the ordinary course of business or past practice or (I) hire any employee, officer or independent contractor or terminate the employment of any Company Personnel without prior notification to Parent, in each case at a grade of Vice President or above;

(xi)    form any Subsidiary of the Company;

(xii)   enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;

(xiii)  adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv)  except as required by GAAP, the SEC, the Public Company Accounting Oversight Board or applicable Law, engage in (A) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters or (B) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter);

(xv)   write down any of its material assets, including any Intellectual Property Rights;

(xvi)  except as contemplated by this Agreement, amend the Rights Agreement, redeem the Company Rights or take any action with respect to, or make any determination under, the Rights Agreement;

(xvii)  enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s affiliates to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Offer, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement; or

(xviii)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)  Certain Tax and Accounting Matters.  During the period from the date of this Agreement to the Effective Time:

(i)  Except as required by applicable tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (A) make or change any material tax election, (B) file any material amended tax return, (C) agree to any material adjustment of any tax attribute, (D) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income tax purposes, (E) file any claim for a material refund of taxes, (F) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment that could adversely affect Parent’s tax liability, (G) make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board or applicable Law or (H) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any tax or enter into any material closing agreement that could adversely affect Parent’s tax liability.

(ii)  The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of tax returns.

SECTION 5.02.  No Solicitation.  (a)  The Company shall not, nor shall it permit any of its controlled affiliates to, nor shall it authorize or permit any of its or its controlled affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way with any person with respect to, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal.  The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.  Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Offer Closing, the Company, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.02, may, and may permit and authorize its affiliates and its and its affiliates’ Representatives to, in each case subject to compliance with Section 5.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.  Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a) by any controlled affiliate of the Company or any of the Company’s or its controlled affiliates’ Representatives shall be deemed to be a breach by the Company of this Section 5.02(a).

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer (whether or not in writing) from any person (other than Parent or Sub or any of their affiliates) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues or assets (determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock, (iv) transaction in which any person (or the shareholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or (v) combination of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer, which was not solicited after the date hereof, was made after the date hereof and did not result from a breach of Section 5.02(a), made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) provides a higher value to the shareholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed in a timely fashion, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b)  Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement, regarding the Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), or (ii) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)).  Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Closing, the Board of Directors of the Company may (x) effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law and (y) in response to a Superior Proposal, cause the Company to terminate this Agreement, provided, concurrently with such termination, the Company pays the fee required by Section 6.06(b)(ii)(B); provided, however, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 5.02(b) may be made, in each case unless the Company has complied with all its obligations pursuant to this Section 5.02 (other than, in the case of an Adverse Recommendation Change, Section 5.02(a) if, since the date hereof, no Takeover Proposal has been made or otherwise become publicly known and no person has publicly announced an intention to make a Takeover Proposal (in each case, whether or not conditional and whether or not withdrawn)).  No Adverse Recommendation Change or termination of this Agreement pursuant to this Section 5.02(b) may be made unless (A) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to (I) effect an Adverse Recommendation

Change (an “Adverse Recommendation Change Notice”) or (II) terminate this Agreement pursuant to this Section 5.02(b) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Board of Directors of the Company is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Board of Directors of the Company is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, and (B) Parent does not make, within three business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect an Adverse Recommendation Change or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be.  If Parent has in good faith proposed to the Company revisions to the terms of the transactions contemplated by this Agreement during the three business day period prior to the Company effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.02(b), the Company agrees that the Company and its Representatives shall negotiate in good faith with Parent and its Representatives (so long as Parent and its Representatives are negotiating in good faith) regarding any such revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.  Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms or any material change to other material terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.02(b) shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a new three business day period and, in determining whether to effect an Adverse Recommendation Change or whether to terminate this Agreement pursuant to this Section 5.02(b), the Board of Directors of the Company shall take into account any such changes.

(c)  In addition to the other obligations of the Company set forth in this Section 5.02, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof) and the identity of the person making any such Takeover Proposal, request or inquiry. The Company shall (i) make reasonable best efforts to confer with Parent at least once each calendar day and keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal) sent by or provided to the Company (or its Representatives) in connection with any such Takeover Proposal.

(d)  Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure so to disclose is reasonably likely to result in a breach of applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 5.02(b).

ARTICLE VI

Additional Agreements

SECTION 6.01.  Preparation of the Proxy Statement; Shareholders Meeting.  (a)  If the approval of this Agreement by the Company’s shareholders is required by applicable Law, the Company shall, as promptly as practicable following the Offer Closing, prepare and file with the SEC the preliminary Proxy Statement.  The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after such filing.  Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent.  If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b)  If the approval of this Agreement by the Company’s shareholders is required by applicable Law, the Company shall, as promptly as reasonably practicable following the Offer Closing (or, with respect to calling, giving notice of, convening and holding a meeting of its shareholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date (which will be as promptly as reasonably practicable following the Offer Closing) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”), for the purpose of obtaining the Shareholder Approval.  The notice of such Shareholders Meeting shall state that a resolution to approve this Agreement will be considered at the Shareholders Meeting.  The Board of Directors of the Company shall recommend to shareholders of the Company that they approve this Agreement, and shall include such recommendation in the Proxy Statement.  Notwithstanding the foregoing, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Shareholders Meeting in accordance with Section 14A:10-5.1 of the NJBCA.

(c)  At the Shareholders Meeting, if any, Parent agrees to cause all shares of Company Common Stock acquired pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the Shareholder Approval.

SECTION 6.02.  Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Representatives access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries (and, to the extent required by applicable Law, access to personnel records will be provided only if authorized by the specific employees), and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).  Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permitted by applicable Law.  No investigation by Parent or any of its Representatives and no other receipt of information by Parent or any of its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.  Except as required by any applicable Law or Judgment, Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

SECTION 6.03.  Reasonable Best Efforts; Consultation and Notice.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following:  (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including (A) the filing of a premerger notification and report form by the Company, Parent and Sub under the HSR Act not later than seven business days, or such longer period as to which the parties may mutually agree in writing, after the date of this Agreement and (B) the filing of other registrations, declarations and filings with, or provision of notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or other person and (v) the execution and delivery of any additional instruments necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement.  In connection with and without limiting the generality of the foregoing, (A) each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and (B) Parent shall be required to, subject to the next sentence, sell, hold separate or otherwise dispose of or conduct its business in a specified manner, agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the conduct of its business in a specified manner or the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries or, after the Closing, the Company or its Subsidiaries, in each case as may be required to avoid the occurrence of any Offer Condition set forth in clauses (ii) or (iii)(a) or (b) of Exhibit A or to cause any such Offer Condition then existing to cease to exist.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (I) neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.03(a) to complete any disposition of the assets of the Company or any of its Subsidiaries prior to the Closing or enter into any agreement or other arrangement requiring the disposition of any assets of the Company or any Subsidiary that does not expressly provide that the Company’s obligation to complete such disposition is subject to the prior or simultaneous occurrence of the Closing, (II) under no circumstances will Parent, the Company or any of their respective Subsidiaries be required under this Section 6.03(a) to, and Company and its Subsidiaries shall not without Parent’s written consent, sell, hold separate or otherwise dispose of, agree to sell, hold separate or otherwise dispose of, or permit the sale, holding separate or other disposition of, (x) any Covered Product or Covered Platform, (y) any other product of the Company or any of its Subsidiaries that has been commercialized or is in Phase II or Phase III clinical development (or the foreign equivalent thereof) in the United States or any foreign jurisdiction with respect to any clinical indication of such product or (y) any product of Parent or any of its Subsidiaries that has been commercialized or is in Phase II or Phase III clinical development (or the foreign equivalent thereof) in the United States or any foreign jurisdiction with respect to any clinical indication of such product (the products and platforms in clauses (x), (y) and (z), collectively, the “Specified Assets”), (III) under no circumstances will Parent, the Company or any of their respective Subsidiaries be required under this Section 6.03(a) to, and Company and its Subsidiaries shall not without Parent’s written consent, conduct its business, agree to conduct its business or permit the conduct of its business in any manner that impairs its freedom of action with respect to any Specified Asset and (IV) in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to or proffer (x) any limitation on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the shareholders of the Company or (y) any divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the ownership or operation by Parent, the Company or any of their respective affiliates of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted.  The Company and Parent shall provide to each other such assistance, information and cooperation as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall afford the other person a reasonable opportunity to review and comment on any filings or submissions to any Governmental Entity and shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b)  (i)  In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational, research and clinical-trial developments, the general status of relationships with its material licensors, licensees and other business partners, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii)  Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A)  any written notice or other written communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(B)  any written notice or other written communication from any licensor, licensee or other business partner to the effect that such licensor, licensee or other business partner is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(C)  its discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, cause any of the conditions to the Offer set forth in Exhibit A hereto to be in effect at the scheduled Expiration Date;

(D)  any notice or other communication from any Governmental Entity received by the Company in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s written notice;

(E)  any filing made by the Company with any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to Parent together with the Company’s written notice; and

(F)  any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement of which the Company has knowledge;

provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii)  Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or (B) the failure of Parent or Sub to perform any obligation, covenant or agreement to be performed by such party under this Agreement, in each case in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c)  Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Offer, the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that the Company shall control such defense and that this Section 6.03(c) shall not give Parent the right to direct such defense.

SECTION 6.04.  Equity Awards.  (a)  As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans and the Purchase Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)  adjust the terms of all outstanding Company Stock Options such that, at the Effective Time, each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled, with the holder of such Company Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(ii)  at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Merger Consideration multiplied by the maximum number of shares of

Company Common Stock subject to such Company RSU immediately prior to the Effective Time, which amount shall be payable to such holder at or as soon as practicable following the Effective Time;

(iii)  with respect to the Purchase Plan, (A) participation shall be limited to those employees who are participants on the date of this Agreement; (B) such participants may not increase the rate of their payroll deductions or purchase elections from those in effect on the date of this Agreement; (C) no Purchase Period (as defined in the Purchase Plan) shall be commenced after the date of this Agreement; (D) if, with respect to a Purchase Period in effect on the date of this Agreement, the Effective Time occurs prior to the Purchase Date (as defined in the Purchase Plan) for such Purchase Period, upon the Effective Time, each purchase right under the Purchase Plan outstanding immediately prior to the Effective Time shall be used to purchase from the Company whole shares of Company Common Stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Purchase Period using such date as the final Purchase Date for such Purchase Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time; and (E) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Purchase Period in effect on the date of this Agreement and the Effective Time.

(b)  All amounts payable pursuant to this Section 6.04 shall be paid without interest.  Any person making a payment pursuant to this Section 6.04 shall be entitled to deduct and withhold from that payment such amounts as the payor is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over by any person pursuant to this Section 6.04 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person entitled to payment under this Section 6.04 in respect of which such deduction and withholding was made by a person pursuant to this Section 6.04.

(c)  The Company shall ensure that each provision in each Company Benefit Plan and Company Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Company Stock Options, Company RSUs or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and shall ensure, prior to the Effective Time, that following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Company Stock Options, Company RSUs or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company, the Surviving Corporation or their Subsidiaries.

(d)  The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 6.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.05.  Indemnification, Exculpation and Insurance.  (a)  Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company (as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05.

(c)  From the Offer Closing through the sixth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 250% of the aggregate premiums paid by the Company for such purpose with respect to the period beginning on July 14, 2008 and ended July 14, 2009 (which aggregate premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 6.05(c) of the Company Disclosure Schedule, it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided further that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.05(c) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.05(c).

(d)  The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 6.06.  Fees and Expenses.  (a)  Except as expressly set forth in this Section 6.06, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)  In the event that (i) prior to the termination of this Agreement, a Takeover Proposal has been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) and (B) within 18 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 6.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(a) except that all references to 15% shall be deemed references to 35%) or (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.01(c) or 8.01(d) or (B) by the Company pursuant to Section 8.01(h), then, in each such case, the Company shall pay Parent a fee equal to $70,800,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (x) in the case of a payment as a result of either event referred to in Section 6.06(b)(i)(B), no later than the first to occur of such events, (y) in the case of a termination by Parent pursuant to Section 8.01(c) or 8.01(d), within three business days after such termination, and (z) in the case of a termination by the Company pursuant to Section 8.01(h), the date of termination of this Agreement.

(c)  The Company acknowledges that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement.  Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.06(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 6.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 6.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 6.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 6.08.  Sub and Surviving Corporation Compliance.  Parent shall cause Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6.09.  Directors.  (a)  Effective upon the Offer Closing, Parent shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (ii) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two Independent Directors.  The Company shall take all action requested by Parent necessary to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company and (B) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and NASDAQ Rules 4350(c) and 4350(d)(2)).  The Company shall mail to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and affiliates).

(b)  Following the election or appointment of Parent’s designees pursuant to Section 6.09(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company’s rights or remedies under this Agreement or (c) to extend the time for the performance of any of the obligations or other acts of Parent or Sub.  For purposes of this Agreement, an “Independent Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement.

SECTION 6.10.  Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Compensation and Organization Committee (each member of which the Board of Directors of the Company determined is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15) and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

SECTION 6.11.  Rights Agreement.  The Company and its Board of Directors shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 6.12.  Company Benefit Plan Matters.  (a)  During the period from the Closing Date until the twelve month anniversary thereof, Parent shall, or shall cause its Subsidiaries to, provide to each person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains in the employment of the Company and its Subsidiaries on or after the Effective Time (the “Continuing Employees”) compensation (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including vacation, paid time off and severance) that are not materially less favorable (taken as a whole) than those provided to the Continuing Employees immediately prior to the Effective Time.

(b)  The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each (A) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement (each, a “Parent Benefit Plan”), in the case of clauses (A) - (F), solely to the extent Parent makes such plan, program, policy or arrangement available to such Continuing Employee after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals), but not in any case where credit would result in duplication of benefits.

(c)  Following the Effective Time, for purposes of each Parent Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Benefit Plan or Company Benefit Agreement as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

(d)  The parties hereto agree to take the actions set forth on Annex I to this Agreement.

(e)  Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Offer and the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Company Benefit Plans and Company Benefit Agreements.

Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date.  Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Parent or any of its Subsidiaries during the 12 month period following the Closing, the compensation and benefits payable to such employee during such period shall be subject to Section 6.12(a).  No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

SECTION 6.13.  Convertible Notes.  (a)  The Company shall cause to be filed with the Trustee and to be mailed to each holder of Convertible Notes (each, a “Holder”), in accordance with the terms of the Indenture dated as of May 3, 2004, as amended pursuant to the First Supplemental Indenture dated as of October 4, 2006 (the “Indenture”), between the Company and Wilmington Trust Company, a Delaware banking company, as trustee (the “Trustee”), relating to the Convertible Notes, as promptly as possible after the date hereof but in no event less than 30 days immediately prior to the expected Effective Time, the notice required by Section 12.6 of the Indenture.

(b)  The Company shall, on the Closing Date, execute a supplemental indenture to the Indenture that shall give effect to the provisions of Section 12.11 of the Indenture.  The Surviving Corporation shall cause notice of the execution of such supplemental indenture to be given to each Holder as promptly as possible after the execution thereof in accordance with the terms of Section 12.11 of the Indenture.

(c)  On or before the 30th day immediately after the Effective Time, the Surviving Corporation shall deliver to the Trustee and all Holders the notice, and shall issue the press release, required by Section 13.3(1) of the Indenture.

(d)  The Company shall take all such further actions, including the delivery of the Officers’ Certificate and Opinion of Counsel (as such terms are defined in the Indenture) required by Sections 7.1(3) and 12.11 of the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture.

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)  Shareholder Approval.  The Shareholder Approval shall have been obtained if required by applicable Law.

(b)  No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(c)  Purchase of Company Common Stock in the Offer.  Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained, upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:

(a)  subject to Section 6.09(b), by mutual written consent of Parent, Sub and the Company;

(b)  by either Parent or the Company, if:

(i)  the Offer Closing shall not have occurred prior to October 30, 2009 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer Closing to occur prior to such date and such action or failure to act constitutes a breach of this Agreement;

(ii)  any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; or

(iii)  any Legal Restraint that has the effect of delaying the consummation of the Offer beyond the Termination Date shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party which is then in breach of Section 6.03 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect;

(c)  prior to the Offer Closing, by Parent, in the event an Adverse Recommendation Change has occurred;

(d)  prior to the Offer Closing, by Parent, in the event the Board of Directors of the Company fails to publicly reaffirm its recommendation of the Offer within ten business days of a written request by Parent for such reaffirmation (which reaffirmation request may be made by Parent only once with respect to each Takeover Proposal and once with respect to each amendment to the financial terms, conditions or any other material term of such Takeover Proposal);

(e)  prior to the Offer Closing, by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of clause (iii) of Exhibit A and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter, or (ii) if any Legal Restraint having any of the consequences referred to in clauses (2) through (4) of paragraph (a) of clause (iii) of Exhibit A shall be in effect and shall have become final and nonappealable; provided, however, that this Agreement may not be terminated pursuant to this Section 8.01(e)(ii) if Parent or Sub is then in breach of Section 6.03 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect;

(f)  prior to the Offer Closing, by the Company, if (i) Parent or Sub shall have breached any of its representations or warranties contained in this Agreement or (ii) Parent or Sub shall have failed to perform all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform (A) is incapable of being cured by Parent or Sub by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and Sub do not commence to cure such breach or failure within ten business days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter and (B) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Sub of the Offer, the Merger or the other transactions contemplated by this Agreement;

(g)  prior to the Offer Closing, (i) by Parent if, on any then-scheduled expiration date for the Offer, Sub is not required (and Parent is not required to cause Sub) to extend the Offer pursuant to the sixth sentence of Section 1.01(a) and any of the Offer Conditions shall have occurred and be continuing on such then-scheduled expiration date and (ii) by the Company, if the Offer has expired in accordance with its terms and has not been extended by Sub, and Sub has not accepted for payment within three business days following such expiration all shares of Company Common Stock validly tendered and not validly withdrawn; or

(h)  by the Company in accordance with the terms and subject to the conditions of Section 5.02(b).

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, except that (a) the provisions of Section 4.01(u), the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX shall survive such termination and (b) the termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its willful breach of this Agreement or any fraud.

SECTION 8.03.  Amendment.  Subject to Section 6.09(b), this Agreement may be amended by the parties hereto at any time, whether before or after the Offer Closing shall have occurred or the Shareholder Approval, if required by applicable Law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may, subject to Section 6.09(b), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 9.02):

if to Parent or Sub, to:

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Facsimile: (212) 546-9562

Attention:       General Counsel

with a copy to:

Bristol-Myers Squibb Company

Route 206 and Province Line Road

Princeton, NJ 08543

Facsimile: (609) 252-7680

Attention:       Vice President and Senior Counsel, Corporate Development

and with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019
Facsimile: (212) 474-3700

Attention:       Susan Webster, Esq.
                                                              Thomas Dunn, Esq.

if to the Company, to:

Medarex, Inc.

707 State Road

Princeton, NJ 08540

Facsimile:  (609) 430-4215

(408) 545-2799

Attention:       General Counsel and Secretary

with a copy to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Facsimile:  (212) 841-1010

Attention:       Scott F. Smith, Esq.
                                                              Stephen A. Infante, Esq.

SECTION 9.03.  Definitions.  For purposes of this Agreement:

(a)  “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)  “beneficial ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(c)  “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York;

(d)  “Covered Platforms” means the platforms of the Company set forth on Section 9.03(d) of the Company Disclosure Schedule (each, a “Covered Platform”);

(e)  “Covered Products” means the products, product candidates or compounds set forth on Section 9.03(e) of the Company Disclosure Schedule (each, a “Covered Product”);

(f)  as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any of those individuals listed on Section 9.03(d) of the Company Disclosure Schedule;

(g)  “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to the Company (each, an “Event”) that (i) results in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Offer to a date following the Termination Date; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any Events generally affecting (I) the industry in which the Company primarily operates to the extent they do not have a materially greater adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world to the extent they do not have a materially greater adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event to the extent they do not have a materially greater adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or will be, a Material Adverse Effect); (D) any

Events resulting from or arising out of any change in GAAP or changes in applicable Law or the interpretation thereof by Governmental Entities; (E) any Events (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement (provided that the exceptions in this clause (E) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement) and (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such Events may be deemed to constitute, and may be taken into account in determining whether there has been or will be, a Material Adverse Effect).

(h)  “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(i)  a “Subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 9.04.  Exhibits, Annexes and Schedules; Interpretation.  The headings contained in this Agreement or in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a person are also to its permitted successors and assigns.  References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof and exclude any disclosures set forth in any risk factor section, sections relating to forward looking statements and any other disclosures included in such Filed Company SEC Documents that constitute predictive, cautionary or forward-looking statements.

SECTION 9.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) together with the Exhibits hereto and the Company Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 6.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

SECTION 9.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, except to the extent that mandatory provisions of the NJBCA are applicable hereto.

SECTION 9.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

SECTION 9.09.  Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.10.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

SECTION 9.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 9.12.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 9.13.  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY,

by
/s/ Dr. Jeremy Levin
	Name:	Dr. Jeremy Levin
	Title:	Senior Vice President

PUMA ACQUISITION CORPORATION,

by
/s/ Dr. Jeremy Levin
	Name:	Dr. Jeremy Levin
	Title:	President

MEDAREX, INC.,

by
/s/ Ursula Bartels
	Name:	Ursula Bartels
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock and, subject to the terms of the Agreement, may terminate or amend the Offer, if:

(i) there shall not be validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Agreement, the “Expiration Date”) that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into shares of Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Tender Condition”),

(ii) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have been terminated or shall not have expired,

(iii) any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:

(a)           there shall be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any Governmental Entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) the effect of which is to, or would reasonably be expected to, directly or indirectly:  (1) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger, (2) restrict, prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (3) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the shareholders of the Company, or (4) require divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock;

(b)           there shall be instituted, pending or threatened any suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

(c)           there shall have occurred following the execution of the Agreement any Event which, individually or in the aggregate, has had or would reasonably be expected have a Material Adverse Effect.

(d)           (1) any of the representations and warranties of the Company set forth in the first sentence of Section 4.01(a) or in Sections 4.01(c) (except for the second, third, fourth, fifth and last sentences of clause (iv) thereof), 4.01(d)(i), 4.01(s) or 4.01(t) that are qualified as to materiality shall not be true and correct, and any such representations or warranties that are not so qualified shall not be true and correct in any material respects, in each case as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

(2)  the representations and warranties of the Company set forth in Section 4.01(i)(A)(ii)(y) shall not be true or correct as of the date of this Agreement with respect to any product of Parent or its Subsidiaries set forth on Section A(d)(2) of the Company Disclosure Schedule except if (x) the applicable Material Contract not set forth in Section 4.01(i)(A)(ii)(y) of the Company Disclosure Schedule would not materially affect (measured based on the global sales of the applicable product or products) the ability of Parent or of any of its Subsidiaries to sell one or more of such products or (y) such Material Contract is terminated or amended after the date of this Agreement in compliance with Section 5.01 so that such agreement would not be a Material Contract required to be set forth in Section 4.01(i)(A)(ii)(y) of the Company Disclosure Schedule if such termination or amendment had been effected prior to the date of this Agreement; or

(3)  any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (1) but including those listed in the preceding clause (2)) shall not be true and correct as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (3) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; or

2

(e)           the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured to the good faith satisfaction of Parent, or

(iv)  the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the benefit of Parent and Sub, may be asserted by Parent or Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

3

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is MEDAREX, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628.  The name of its current registered agent at such address is The Corporation Trust Company.

ARTICLE III

The objects and purposes of the Corporation shall be to engage in any other activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

ARTICLE IV

The amount of the total authorized capital stock of the Corporation shall be One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be such number, not less than one nor more than twenty-five, as may, from time to time, be determined in accordance with the By-Laws. The number of directors constituting the current Board of Directors of the Corporation is three (3). The names and addresses of said directors are as follows:

Dr. Jeremy Levin - Route 206 & Province Line Road, Princeton, New Jersey 08540

David T. Bonk - Route 206 & Province Line Road, Princeton, New Jersey 08540

Jeffrey Galik - Route 206 & Province Line Road, Princeton, New Jersey 08540

ARTICLE VI

To the full extent from time to time permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or to any of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders except for liability for any breach of duty based upon an act or omission (a) in breach of such director’s or officer’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such director or officer of an improper personal benefit.  Neither the amendment or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the protection afforded by this Article VI to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article VI would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE VII

The Corporation shall indemnify its directors and officers to the full extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amended and Restated Certificate of Incorporation as of the        day of July, 2009.

MEDAREX, INC.

By:
Name:
Title:

2